EXHIBIT 10.40

                              EMPLOYMENT AGREEMENT

      This agreement ("Agreement") made as of the 18 day of July, 1997 between Micro Warehouse, Inc., a Delaware corporation (hereinafter referred to as the "Company"), with its principal place of business at 535 Connecticut Avenue, Norwalk, Connecticut 06854, and ___________________________ whose address is 2815 Second Avenue, Suite 500, Seattle, Washington 98121 (hereinafter referred to as "Employee").

      WHEREAS, the parties hereto for good and valuable consideration, are hereby entering into this Agreement which shall represent the entire agreement between the parties with respect to the subject matter herein;

      NOW, THEREFORE, for and in consideration of the premises and mutual promises and covenants hereinafter contained, it is agreed between the parties as follows:

      1. Employment. The Company hereby employs Employee, and Employee agrees to serve the Company, commencing as of the date hereof on the terms and subject to the conditions set forth below.

      2. Duties. The Company shall employ Employee as _______________________ of the ESR Division of Micro Warehouse, Inc. and Vice President of Micro Warehouse, Inc. Employee shall perform such duties as are consistent with those of Chief Operating Officer of the ESR Division of Micro Warehouse, Inc. and Vice President of Micro Warehouse, Inc. The precise duties and responsibilities of Employee may be revised from time to time. Employee will not be required to relocate outside of the greater Seattle area for the Term of this Agreement. In furtherance of the foregoing, Employee hereby agrees to perform his duties faithfully and shall devote all of his business time and energies to the business of the Company; provided, that the Company acknowledges that Employee has notified it that he is a shareholder of FreeShop International, Inc., a Washington corporation ("FSI") and the successor in interest to the FreeShop division recently divested by Online Interactive, Inc., and the Company agrees that nothing herein shall prohibit such ownership interest

      3. Compensation.

      (A) Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay to him a "Base Salary" at the rate of One Hundred and Sixty Thousand and 00/100 ($160,000.00) Dollars per annum, paid bi-weekly. The term "Base Salary" shall mean regular cash compensation paid on a periodic basis exclusive of benefits or incentive payments.

      (B) Annual Incentive Compensation. In addition to Base Salary, Employee shall be eligible to receive annual incentive compensation ("Incentive Compensation") as set forth below.

            (i) Employee shall be eligible to receive Incentive Compensation each year based upon achievement of certain profit performance goals (the "Targets") and other individual goals which are mutually agreed between the Company and Employee (the "Other Goals"), with November 30 as the target date for such mutual agreement. The Targets and Other Goals shall be memorialized and a copy of the same shall be provided to Employee prior to the start of each calendar year. The Targets for Employee's employment during the remainder of calendar year 1997 are attached hereto as Exhibit A. The Other Goals for Employee's employment during the remainder of calendar year 1997 are to be mutually agreed within 30 days after the date hereof and are to be related 70% to the operating results of the ESR Division and 30% to other electronic mailings, list management and promotions. The Other Goals for Employee's employment during calendar year 1998 are to be mutually agreed by November 30, 1997, and are to be related 70% to the operating results of the ESR Division, 15% to other electronic mailings, list management and promotions and 15% to international electronic objectives.


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            Employee's target Incentive Compensation shall be Forty (40%) of
Base Salary ("Target Bonus Amount"), One Hundred Percent (100%) of which shall be payable for accomplishing One Hundred Percent (100%) of Targets and Other Goals. The actual amount, if any, of Incentive Compensation to which Employee may be entitled shall range on a linear basis from Fifty Percent (50%) of Target Bonus Amount if Eighty Percent (80%) of Targets are achieved to a maximum of One Hundred Fifty Percent (150%) of Target Bonus Amount if One Hundred Twenty Percent (120%) of Targets are achieved. Sixty Percent (60%) of Incentive Compensation as determined shall be automatically due and payable to Employee based on the level of accomplishment of Targets and the remaining Forty Percent (40%) shall be payable as determined by the Company's Chief Executive Officer based upon the accomplishment of Other Goals. No Incentive Compensation shall be paid if less than Eighty Percent (80%) of Targets are achieved.

            By way of example, if Base Salary is One Hundred and Sixty Thousand Dollars, ($160,000.00), One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets and Other Goals shall be Sixty Four Thousand Dollars ($64,000.00). If the Company achieves Eighty Percent (80%) of Targets, Target Bonus Amount shall be Thirty Two Thousand Dollars ($32,000.00) (i.e., .5 x $64,000.00) and Nineteen Thousand Two Hundred Dollars ($19,200.00) (i.e., .6 x $32,000.00) shall be automatically due and payable to Employee with up to the full balance of Twelve Thousand Eight Hundred Dollars ($12,800.00) (i.e., .4 x $32,000) payable upon the achievement of Other Goals.

            By way of further example, if Base Salary is One Hundred and Sixty Thousand Dollars, ($160,000.00), One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets and Other Goals shall be Sixty Four Thousand Dollars ($64,000.00). If the Company achieves One Hundred Ten Percent (110%) of Targets, Target Bonus Amount shall be Eighty Thousand Dollars ($80,000.00) (i.e., 1.25 x $64,000.00) and Forty Eight Thousand Dollars ($48,000.00) (i.e., .6 x $80,000.00) shall be automatically due and payable to Employee with up to the full balance of Thirty Two Thousand Dollars ($32,000.00) (i.e., .4 x $80,000) payable upon the achievement of Other Goals.

            (ii) Incentive Compensation shall be payable to Employee after the close of each fiscal year on or about February 15, provided Employee is employed by the Company as of such payment date.

            (iii) During September of each year following the second year of Employee's employment, Employee's Base Salary shall be subject to an annual review with the proviso that the Company may not reduce the same but shall not be obligated to increase the same except in its sole discretion.

      (C) Stock Options. The Company has granted to Employee non-qualified options ("Stock Options") to purchase Twenty-Five Thousand (25,000) common shares of the Company's stock at an exercise price of Sixteen and 62.5/100 Dollars ($16.625) per share, the average of the closing bid prices of the Company's common stock on July 17, 1997 and July 18, 1997 as reported by Nasdaq. Said options shall vest according to the following schedule:

            6,250 on July 18, 1998
            6,250 on July 18, 1999
            6,250 on July 18, 2000
            6,250 on July 18, 2001

      (D) Common Stock. Employee will be eligible to receive up to Twenty-Five Thousand (25,000) registered shares of the Company's Common Stock ("Common Stock") based upon length of employment and the achievement of the performance targets attached hereto as Exhibit B (the "Corporate Targets"). Notwithstanding the foregoing, Seven Thousand Five Hundred (7,500) of said shares shall be granted on December 31, 1998, provided only that Employee has not been terminated for "cause" (as hereinafter defined). An additional Five Thousand (5,000) shares or portion thereof shall be granted on December 31, 1998, provided the Corporate Targets are achieved. If any portion of said 5,000 shares is not granted as a consequence of the failure to achieve the Corporate Targets, the same shall be granted at December 31, 2000 if Employee is employed by the Company on that date. Twelve Thousand Five Hundred (12,500) shares shall be granted quarterly in the amount of One


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Thousand Five Hundred and Sixty-Three (1,563) shares per quarter during the years 1999 and 2000 (except for the final quarter of such period in which One Thousand Five Hundred and Fifty-Nine (1,559) shares shall be granted), provided Employee is employed by the Company at the conclusion of any applicable quarter.

      4. Business Expenses. During Employee's employment, the Company agrees to reimburse Employee for reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder in accordance with the Company's general policy in effect with respect to its executive employees. For each such reimbursement request, Employee shall submit vouchers, invoices and such other documentation in accordance with said policy.

      5. Benefits. Employee will be eligible to participate in the Company's benefits program, which includes medical, dental, prescription, vision, life and disability insurance coverage and a 401(k) savings plan, to the same extent and on the same terms as such benefits are provided generally to executive employees of the Company, and such additional benefits as are provided generally to employees of the Company's Seattle area office.

      6. Vacations. Employee shall be entitled to vacation in accordance with the Company's general policy in effect with respect to its executive employees. For purposes of vacation entitlement and participation in the Company's other benefits programs, Employee shall be deemed to have commenced employment with the Company on such date as Employee commenced employment with Online Interactive, Inc., except to the extent prohibited by law.

      7. Confidential Information. Employee acknowledges that the Company would be damaged if Employee's knowledge with respect to the business of the Company were disclosed to or utilized by parties other than the Company. Accordingly, Employee covenants and agrees that he will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by Employee and relates to such matters as customer mailing lists, pricing and credit techniques, marketing techniques, research and development activities, sources of product, lists of magazines or other publications containing advertising of the Company and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall include third party information that the Company is obligated to keep confidential but shall not be deemed to include information released generally to the public by the Company, information required by law to be disclosed or information learned by Employee from third parties without restrictions on disclosure provided the same would not, if released, damage the Company. The provisions of this paragraph shall survive the termination of this Agreement.

      8. Covenant Not to Compete. Employee hereby covenants and agrees that from the date hereof until eighteen (18) months after the cessation of Employee's employment with the Company if such employment ceases on or before December 31, 1998, or one (1) year after the cessation of Employee's employment with the Company if such employment ceases after December 31, 1998, plus that period after cessation, if any, during which the Company continues to pay Employee (the "Non-Compete Period"), he shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent Employee from (a) performing services for a Competitive Business after the cessation of Employee's employment if such Competitive Business is also engaged in other lines of business and if Employee's services are restricted to employment in such other lines of business; or (b) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any ownership interests then already held, less than two percent (2%) of any class or type of securities of, or interest in, such Competitive Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity


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conducted by the Company as of the date of cessation of Employee's employment with the Company, regardless of where such Competitive Business is located..

      9. Covenant Not to Solicit Customers. Unless Employee has obtained the prior written consent of the Company, he hereby covenants and agrees that, from the date hereof until the expiration of two (2) years after the cessation of Employee's employment with the Company, he shall not, for or on behalf of a Competitive Business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer account of the Company at any time or times during Employee's employment by the Company, whether or not he at any time had any direct or indirect account responsibility for, or contact with, such customer account. Notwithstanding the foregoing, Employee may solicit former customers of the Company which were not customers of the Company for the six (6) month period prior to the solicitation.

      10. Covenant Not to Solicit Employees. Unless Employee has obtained the prior written consent of the Company, he hereby covenants and agrees that, from the date hereof until the expiration of two (2) years after the cessation of Employee's employment with the Company, he shall not, for or on behalf of any party, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent creditor or otherwise, attempt to solicit for employment or in any other way disturb the employment of any person who has been an employee of the Company at any time or times during Employee's employment by the Company. Notwithstanding the foregoing, Employee may solicit former employees of the Company who were not employees of the Company for the twelve (12) month period prior to the solicitation.

      11. Term and Termination.

      (A) Term. Both Employee and the Company acknowledge that Employee's employment with the Company is for a term of two (2) years from the date hereof ("Term") and thereafter at will.

      (B) Termination by the Company. Notwithstanding anything to the contrary in this Agreement or otherwise, the Company at any time during or after the Term may terminate Employee's employment with or without "cause" (as hereinafter defined) upon thirty (30) days written notice and Employee shall thereafter be released from all his obligations under this Agreement except pursuant to paragraphs 7, 8, 9 and 10 hereof. In the event Employee's employment is terminated by the Company without cause at any time during the Term, (a) the Company shall pay to Employee in the normal course the Base Salary for the remainder of the Term, (b) Employee shall immediately vest such Options as would have vested pursuant to Section 3(C) of this Agreement had he remained employed by the Company during the entire Term, (c) Employee shall receive such shares of Common Stock as he would have received pursuant to Section 3(D) of this Agreement had he remain employed by the Company during the entire Term, provided that the Corporate Targets are achieved and (d) in lieu of Incentive Compensation, the Company shall pay to Employee in the normal course an additional amount equal to nine (9) months' Base Salary if such termination occurs during the first year of the Term or six (6) months' Base Salary if such termination occurs during the second year of the Term. For purposes of this paragraph 11(B), termination for "cause" shall be deemed to exist upon (i) a good faith finding by the Board of Directors of the Company of a failure, refusal or inability of Employee to perform reasonably assigned duties for the Company consistent with the terms of this Agreement; (ii) the commission or omission of any willful or negligent action that has the effect to materially injure the line of business of the Company related to the internet or on-line transactions or to otherwise injure the Company; (iii) a breach of any material provision of this Agreement by Employee and, if such breach is reasonably susceptible to cure, the failure to cure same within five (5) days after notice thereof to Employee; (iv) the conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, a crime involving an act of fraud or embezzlement against the Company or the conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any felony involving moral turpitude; or (v) any conduct of Employee deemed by the Board of Directors of the Company after advice from outside counsel violative of the rules and regulations of the Securities and Exchange Commission, any state securities regulatory body or any national securities exchange.


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In the event that Employee's employment is terminated by the Company with cause at any time during the Term, the Company shall have no further obligation to Employee under this Agreement.

      (C) Termination by Employee. Notwithstanding anything to the contrary in this Agreement or otherwise, Employee at any time during or after the Term may terminate Employee's employment with or without "cause" (as hereinafter defined) upon thirty (30) days written notice and Employee shall thereafter be released from all his obligations under this Agreement except pursuant to paragraphs 7, 8, 9 and 10 hereof. In the event Employee's employment is terminated by Employee with cause at any time during the Term, (a) the Company shall pay to Employee in the normal course the Base Salary for the remainder of the Term, (b) Employee shall immediately vest such Options as would have vested pursuant to Section 3(C) of this Agreement had he remained employed by the Company during the entire Term, (c) Employee shall receive such shares of Common Stock as he would have received pursuant to Section 3(D) of this Agreement had he remained employed by the Company during the entire Term, provided that the Corporate Targets are achieved and (d) in lieu of Incentive Compensation, the Company shall pay to Employee in the normal course an additional amount equal to nine (9) months' Base Salary if such termination occurs during the first year of the Term or six
(6) months' Base Salary if such termination occurs during the second year of the Term. For purposes of this paragraph 11(C), termination for "cause" shall be deemed to exist upon (i) a breach of any material provision of this Agreement by the Company and, if such breach is reasonably susceptible to cure, the failure to cure same within five (5) days after notice thereof to the Company, or (ii) the filing by the Company under any state or Federal bankruptcy or insolvency laws. In the event that Employee's employment is terminated by Employee without cause at any time during the Term, the Company shall have no further obligation to Employee under this Agreement.

      12. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered properly given or made if sent by Telecopier, Telex, courier service or certified mail, return receipt requested and addressed to the parties at the respective addresses specified below. Either party may change its address by giving notice in writing pursuant to this paragraph to the other of its new address.

To the Company:            Mr. Linwood A. Lacy, Jr.
                           President and Chief Executive Officer
                           Micro Warehouse, Inc.
                           535 Connecticut Avenue
                           Norwalk, Connecticut  06854

with a copy to:            Bruce L. Lev
                           Vice President and General Counsel
                           Micro Warehouse, Inc.
                           535 Connecticut Avenue
                           Norwalk, Connecticut 06854

To Employee:               _________________________
                           ESR Division of Micro Warehouse, Inc.
                           2815 Second Avenue, Suite 500
                           Seattle, Washington  98121

      13. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties. Neither party has relied upon any representation of the other not set forth herein. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. All agreements regarding Employee's employment by Online Interactive, Inc. are terminated and of no further force or effect.

      14. Binding Effect. This Agreement shall be binding upon and accrue to the benefit of the parties hereto, their heirs, executors, administrators and successors.


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      15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its principles with respect to conflicts of law.

      16. Counsel Fees. Except as set forth herein the parties hereto shall bear their own fees, costs and expenses incurred in connection with this Agreement. If either party is required to bring suit or otherwise seek enforcement of its or his rights in connection with the same, the prevailing party in such action or proceeding shall be entitled to recover reasonable counsel fees incurred in such action or proceeding.

      IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the day and year first above written.

                                       THE COMPANY:

                                       MICRO WAREHOUSE, INC.



                                       By:______________________________________
                                          Linwood A. Lacy, Jr.
                                          President and Chief Executive Officer

                                       EMPLOYEE:


                                       _________________________________________